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CYTOKINETICS, INCORPORATED RECEIVES NASDAQ NOTICE
OF MINIMUM BID PRICE NON-COMPLIANCE

South San Francisco, CA, June 19, 2012 – Cytokinetics, Incorporated (NASDAQ: CYTK), announced today that it has received a letter from the listing qualifications department staff of The NASDAQ Stock Market LLC, notifying Cytokinetics that for the last 30 consecutive business days the bid price of its common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements set forth in Listing Rule 5450(a)(1). The notice has no effect at this time on the listing of Cytokinetics’ common stock, which will continue to trade under the symbol “CYTK”.

Pursuant to Listing Rule 5810(c)(3)(A), Cytokinetics has 180 calendar days, or until December 17, 2012, to regain compliance with the minimum bid price requirement. If at any time before this date Cytokinetics’ common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, NASDAQ staff will notify Cytokinetics that it has regained compliance. Cytokinetics intends to actively monitor the bid price for its common stock between now and December 17, 2012, and will consider all available options to regain compliance.

If Cytokinetics cannot demonstrate compliance with Rule 5450(a)(1) by December 17, 2012, NASDAQ will provide notice to Cytokinetics that its securities may be delisted. At that time, Cytokinetics may submit an application to transfer its securities to The NASDAQ Capital Market. Following submission of the application, Cytokinetics may be eligible for an additional 180-day period to regain compliance with the minimum bid price requirement if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, for The NASDAQ Capital Market. Alternatively, Cytokinetics may appeal NASDAQ’s decision to a Listing Qualifications Panel. There can be no assurance, if Cytokinetics does appeal NASDAQ’s decision, that such appeal would be successful.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical trials program and has been granted orphan drug designation and fast track status by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which treatment with CK-2017357 produced potentially clinically relevant pharmacodynamic effects in Phase II trials. Cytokinetics is also conducting research on compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disease. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval and production of Cytokinetics’ drug candidates and potential drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results and that Cytokinetics’ drug candidates and potential drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.